                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                 GSE Systems Inc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                   -----------------------------------------
                         (Title of Class of Securities)

                                    36227K106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                       13G

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Wells Fargo & Company
      Tax Identification No. 41-0449260
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [_]
                                                                   (b) [_]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          1,295,556
    NUMBER OF      -------------------------------------------------------------
     SHARES           6   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY              0
      EACH         ------------------------------------------------------------
   REPORTING          7   SOLE DISPOSITIVE POWER
     PERSON
      WITH                1,300,556
                   -------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,300,556
--------------------------------------------------------------------------------
 10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      Not applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      HC
--------------------------------------------------------------------------------

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                                       13G

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Benson Associates, LLC
      Federal ID No.  91-1797260
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [_]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Oregon
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

                          1,295,556
    NUMBER OF      -------------------------------------------------------------
     SHARES           6   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY              0
      EACH         ------------------------------------------------------------
   REPORTING          7   SOLE DISPOSITIVE POWER
     PERSON
      WITH                1,300,556
                   -------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,300,556
--------------------------------------------------------------------------------
 10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      Not applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IA
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


DISCLAIMER: Information in this Schedule 13G is provided solely for the purpose of complying with Sections 13(d) and 13(g) of the Act and regulations promulgated thereunder, and is not to be construed as an admission that Wells Fargo & Company or any of its subsidiaries is the beneficial owner of the securities covered by this Schedule 13G for any purpose whatsoever.

Item 1(a)  Name of Issuer:

           GSE Systems Inc

Item 1(b)  Address of Issuer's Principal Executive Offices:

           9189 Red Branch Road
           Columbia, MD  21045

Item 2(a)  Name of Person Filing:

           Wells Fargo & Company
           Benson Associates, LLC

Item 2(b)  Address of Principal Business Office:

           1. Wells Fargo & Company
              420 Montgomery Street
              San Francisco, CA  94104

           2. Benson Associates, LLC
              5335 Meadows Road, Suite 290
              Lake Oswego, OR 97035

Item 2(c)  Citizenship:

           1. Wells Fargo & Company:  Delaware
           2. Benson Associates, LLC:  Oregon

Item 2(d)  Title of Class of Securities:

           Common Stock, no par value

Item 2(e)  CUSIP Number:

           36227K106

Item 3     The person filing is a:

           1. Wells Fargo & Company: Parent Holding Company in accordance with 240.13d-1(b)(1)(ii)(G)

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           2. Benson Associates, LLC: Investment Adviser registered under
              Section 203 of the Investment Advisers Act of 1940

Item 4     Ownership:

           See 5-11 of each cover page. Information as of November 30, 2003.

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           See Attachment A

Item 8     Identification and Classification of Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable

Item 10    Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  December 9, 2003

WELLS FARGO & COMPANY

By:  /s/ Laurel A. Holschuh
         Laurel A. Holschuh, Senior Vice President
          and Secretary

                                  ATTACHMENT A

The Schedule 13G to which this attachment is appended is filed by Wells Fargo & Company on behalf of the following subsidiaries:

         Benson Associates, LLC

                                    AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is attached shall be filed by Wells Fargo & Company on its own behalf and on behalf of Benson Associates, LLC.

Dated:  December 9, 2003

WELLS FARGO & COMPANY



By:  /s/ Laurel A. Holschuh
         Laurel A. Holschuh, Senior Vice President
          and Secretary

BENSON ASSOCIATES, LLC



By:  /s/ Mark D. Cooper
         Mark D. Cooper, Member